Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 3rd day of February, 2005 by and between ITC^DeltaCom Inc., a Delaware corporation (“Employer” or the “Company”), and Randall E. Curran (“Employee”).

RECITALS

WHEREAS, the Company desires to employ Employee as provided herein; and

WHEREAS, Employee desires to be employed by Employer as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. EMPLOYMENT. The Company agrees to employ Employee and Employee hereby agrees to be employed on a full-time basis by the Company, and by such of its subsidiary corporations as determined by the Board of Directors of the Company (the “Board”) in such position with such corporations as is designated by the Board, for the period and upon the terms and conditions hereinafter set forth.

2. DUTIES. Employee shall serve as Chief Executive Officer of the Company and, if and when appointed or elected to the Board, as a member of the Board. During his employment, Employee shall perform the duties and bear the responsibilities commensurate with his position and shall report directly to the Board. During the Term (as defined below) of the Agreement, and excluding any periods of vacation, holiday, personal leave and sick leave to which Employee is entitled, Employee shall devote Employee’s full business time, attention and ability to the business and affairs of the Company.

3. COMPENSATION AND BENEFITS.

(a) Base Salary. The Company shall pay Employee during the Term of this Agreement a base salary at an annual rate of five hundred thousand dollars ($500,000), which shall be payable bi-weekly or otherwise in accordance with the Company’s regular payroll practices. Employee’s base salary, as in effect at any time, is hereinafter referred to as the “Base Salary.” The Base Salary may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter be reduced unless any such reduction occurs on a proportionate across-the-board basis among all executive employees of the Company (the “Key Employees”), provided that in no event shall the Base Salary as a result of any such reduction be reduced to an annual rate below five hundred thousand dollars ($500,000) without the consent of Employee. Compensation of Employee by salary payments shall not be deemed exclusive and shall not prevent Employee from participating in any other compensation, bonus or benefit plan of the Company. The salary payments hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Employee’s salary hereunder.

(b) Benefits. In addition to salary as provided above, the Company shall provide Employee, during the Term of this Agreement, with the benefits of such insurance plans, benefit plans, hospitalization plans and other perquisites as shall be generally provided to Key Employees and for which Employee may be eligible under the terms and conditions thereof. In the event that Employee is not permitted to commence participation in the Company’s medical insurance plan as of the Effective Date as a result of waiting periods imposed under the terms of such plan, then the Company shall reimburse Employee for any COBRA (as defined below) premium paid by Employee between the Effective Date and the time Employee becomes eligible to participate in any Company medical insurance plan.

(c) Annual Bonus. For each of the Company’s fiscal years (each, a “Fiscal Year”) that occurs during the Term of this Agreement, beginning with the Fiscal Year ending December 31, 2005, Employee shall be eligible to earn an annual cash bonus (the “Bonus”) in a maximum amount equal to one hundred percent (100%) of Base Salary in respect of such Fiscal Year based upon the achievement by the Company of such performance goals for such Fiscal Year as are established by the Compensation Committee of the Board (the “Compensation Committee”), provided that, for the Fiscal Years ending December 31, 2005 and December 31, 2006, payment of the Bonus shall be based upon the achievement of the performance goals for such Fiscal Years set forth in Exhibit A. In addition to the terms and conditions for payment of any Bonus (including the terms and conditions set forth in Exhibit A), the Compensation Committee may, in its discretion, approve the payment of an additional cash Bonus (the “Additional Bonus”) for any Fiscal Year in a maximum amount equal to twenty-five percent (25%) of Base Salary in effect in respect of such Fiscal Year, so that, in the aggregate, the Bonus and the Additional Bonus in respect of any Fiscal Year shall be in a maximum amount equal to one hundred twenty-five percent (125%) of Base Salary for such Fiscal Year. The Bonus and Additional Bonus, if any, payable to Employee in respect of any Fiscal Year shall be paid at the same time that bonuses are paid to other Key Employees, but in any event within seventy-five (75) days after the conclusion of such Fiscal Year.

(d) Business Expenses. Throughout the Term of this Agreement, the Company shall promptly reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company, including, without limitation, expenses incurred in traveling between Denver, Colorado and the Company’s headquarters until the Employee is required to relocate to the State of Georgia in accordance with the terms of Section 3(e) hereof, and the performance of his duties under this Agreement upon presentation to the Company by Employee of a reasonably itemized accounting of such expenses with reasonable supporting data.

(e) Relocation. The Company shall pay or reimburse Employee for the reasonable costs and expenses of relocating from Denver, Colorado to the vicinity of the Company’s headquarters up to an aggregate amount not to exceed two hundred fifty thousand dollars ($250,000) (before any tax gross-up). Such expenses shall include (i) travel, transportation, meals, temporary lodging and similar related moving expenses and (ii) closing costs, real estate commissions, attorney’s fees and other similar costs incurred in connection with the relocation. All expenses subject to income tax shall be grossed up such that the state and federal tax effect to Employee is zero. Employee shall not be required to relocate to the vicinity of the Company’s headquarters until his home in Denver, Colorado is sold and the Company consummates a Debt Restructuring (as defined below).

4. TERM. The Term of this Agreement shall commence on February 3, 2005 (the ”Effective Date”) and shall continue until the second anniversary of the Effective Date, unless terminated earlier pursuant to Section 6 hereof (the “Term”), provided, however, that the Term of this Agreement shall be automatically extended for successive one-year periods after the second anniversary of the Effective Date unless either party notifies the other in writing of the notifying party’s intention not to so extend the Term of this Agreement (a “Notice of Non-Renewal). Any Notice of Non-Renewal must be given to the other party not later than the first anniversary of the Effective Date to terminate the Term of this Agreement as of the second anniversary of the Effective Date, and after such first anniversary not later than any subsequent anniversary of the Effective Date to terminate the Term of this Agreement as of the immediately succeeding anniversary date.

5. EQUITY PARTICIPATION.

(a) Restricted Stock. The Company is contemplating a restructuring of its capital structure upon terms that will be approved by the Board (the “Debt Restructuring”) in which Employee is expected to play a critical role. To induce Employee to accept employment with the Company, promptly following consummation of the Debt Restructuring (if any), Employee shall receive a grant of restricted shares (the “Restricted Shares”) representing five percent (5%) of each class or series of equity securities of the Company as herein provided (each such class or series, a “Class”) outstanding immediately following the completion of the Debt Restructuring and after giving effect to such grant and to any other similar grant (a “Parallel Inducement Grant”) to any other officer of the Company, calculated on a Fully Diluted Basis, as determined in good faith by the Board or an authorized committee thereof. For purposes of this Section 5(a), a Class of Restricted Shares shall include common stock, each class or series of preferred stock, and each class or series of warrants to purchase preferred stock, but only if such class or series of warrants is in-the-money as of the date of determination. To the extent reasonably practicable, any grant of common stock shall be made in the form of restricted stock units containing terms consistent with the terms of this Section 5(a). If the Debt Restructuring shall be accomplished in more than one transaction, Employee shall receive a grant of Restricted Shares of each new Class, if any, authorized and issued in connection with, and outstanding immediately following the consummation of, such subsequent transaction promptly following such consummation so that, immediately following such consummation and after giving effect to such grant and any Parallel Inducement Grant, the Restricted Shares of such new Class granted to Employee shall equal five percent (5%) of such new Class on a Fully Diluted Basis, as determined in good faith by the Board or an authorized committee thereof. For purposes of this Section 5(a), “Fully Diluted Basis” shall mean, with respect to shares of each Class as of the date of determination, the sum of (x) the number of shares of such Class outstanding as of such date of determination plus (y) the number of shares of such Class issuable as of such date of determination upon the exercise, conversion or exchange of all then-outstanding options, stock units, indebtedness or other rights (other than preferred stock or warrants exercisable, convertible or exchangeable for or into such Class that are separately granted to Employee hereunder) exercisable for or convertible or exchangeable into, directly or indirectly, shares of such Class, whether at the time of issuance or upon the passage of time or upon the occurrence of vesting or other future event, provided that such options, stock units, indebtedness or other rights are in-the-money as of such date of determination, but excluding the number of shares of such Class, if any, issuable as of such date of determination in payment of accrued and unpaid dividends on such Class. If the holders of any Class shall agree in any subsequent transaction involving the Debt Restructuring to exchange such Class for a new Class, or to accept cancellation of such Class in consideration for the issuance of a new Class, Employee’s right hereunder to receive a grant representing five percent (5%) of such new Class, calculated on a Fully Diluted Basis, promptly following the consummation of such transaction shall be conditioned on the concurrent surrender by Employee to the Company of such Employee’s ownership of the Class so exchanged or canceled or, as the case may be, the number of shares of common stock that, upon grant to Employee hereunder, were calculated based on the Class so exchanged or canceled. Notwithstanding the foregoing, if the Board determines in good faith, after consulting with Employee, that it is not practicable to issue a particular Class of Restricted Shares to Employee, the Board shall grant Restricted Shares of a different Class (the “Replacement Restricted Shares”) to Employee in lieu of the Restricted Shares not granted to Employee. The Replacement Restricted Shares shall be economically equivalent to the Class of Restricted Shares in respect of which they are being granted, as determined in good faith by the Board or an authorized committee thereof. For purposes of determining economic equivalence, no value shall be ascribed to the voting rights of the Restricted Shares in respect of which the Replacement Restricted Shares are being granted. To the extent that the Debt Restructuring is accomplished by means of a sale of all or substantially all of the Company’s assets, or a merger or stock sale as a result of which there are no shares of any Class outstanding following consummation of the Debt Restructuring, in lieu of the Restricted Shares, Employee shall receive upon consummation of the Debt Restructuring consideration equal to five percent (5%) of the consideration received by all Classes in the Debt Restructuring (i) to the extent practicable under the terms of the transaction, in the same form and proportion as received by each such Class, and (ii) to the extent not practicable under the terms of the transaction, in cash equal to the fair market value of such consideration as determined in good faith by the Compensation Committee, forty percent (40%) of which shall vest immediately and sixty percent (60%) of which shall vest on the same schedule on which the Restricted Shares would have vested pursuant to Section 5(b).

(b) Vesting of Restricted Shares. Subject to the immediately following sentence and acceleration of vesting as set forth in Section 6(a) hereof, the Restricted Shares shall vest as follows: (i) sixty percent (60%) of each Class of the Restricted Shares shall vest ratably over three (3) years on each anniversary of the Effective Date (collectively, the “Time Vested Stock”); (ii) twenty percent (20%) of each Class of the Restricted Shares shall vest on the Performance Achievement Date (as defined below) upon achievement of $90 million of EBITDA (as defined below) for any EBITDA Performance Period (as defined below); and (iii) twenty percent (20%) of each Class of the Restricted Shares shall vest on the Performance Achievement Date upon achievement of $105 million of EBITDA for any EBITDA Performance Period. Notwithstanding the foregoing, if payment-in-kind dividends in shares of any Class (“PIK Shares”) shall be payable in respect of such Class, vesting of the Restricted Shares with respect to such Class shall also be subject to the following additional principles: (i) shares of such Class payable as PIK Shares shall not be considered in calculating vesting of Restricted Shares of such Class until such PIK Shares are issued; (ii) on any issue date of PIK Shares of such Class following the first date on which a vesting of Restricted Shares of such Class has occurred in accordance with the immediately preceding sentence, a number of such PIK Shares shall vest immediately upon issuance that shall equal the difference of (x) the product of (a) the percentage of the Restricted Shares of such Class that are then vested in accordance with the immediately preceding sentence, multiplied by (b) the total number of Restricted Shares of such Class that are outstanding immediately following the issuance of such PIK Shares (rounded up to the nearest one ten-thousandth of one share), minus (y) the total number of Restricted Shares of such Class that shall have been vested immediately prior to the issuance of such PIK Shares (rounded up to the nearest one ten-thousandth of one share); (iii) in no event, as a result of any rounding of Restricted Shares in accordance with clause (ii) above, shall Employee be deemed to be vested as of any date in a number of Restricted Shares that shall exceed the total number of Restricted Shares then outstanding; and (iv) for purposes of the foregoing calculation, the conversion, exercise or exchange of Restricted Shares of such Class into or for securities of any other series or class shall not result in any vesting of PIK Shares before the date on which such PIK Shares would have vested in the absence of such conversion, exercise or exchange. For purposes of this Section 5(b), “Performance Achievement Date” shall mean the date on which the Chief Financial Officer of the Company shall certify the Company’s achievement of $90 million or $105 million of EBITDA, as the case may be, for any EBITDA Performance Period. For purposes of this Section 5(b), “EBITDA Performance Period” shall mean the four most recent full fiscal quarters of the Company for which internal financial statements are available. For purposes of this Agreement (including Section 3(c) hereof and this Section 5(b)), “EBITDA” shall mean, for the Company and its subsidiaries for any period, the sum, determined on a consolidated basis, of net income (or net loss) after eliminating (i) extraordinary and/or non-recurring items to the extent included in net income, (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) any direct expenses and accounting charges (including, but not limited to, professional fees, severance costs and financing fees) incurred in or related to the Debt Restructuring, any sale of the Company’s assets, this Agreement or similar agreements entered into with newly hired senior executives. For the avoidance of doubt, EBITDA for all of the fiscal quarter ending March 31, 2005 shall be applied toward (i) the EBITDA targets for the Fiscal Year ending December 31, 2005 set forth in Exhibit A and (ii) the EBITDA targets referred to in clauses (ii) and (iii) above notwithstanding the fact that Employee was not employed by the Company until the Effective Date. If the Company should sell one or more businesses during an EBITDA Performance Period, the EBITDA target for such Performance Period shall be reduced by the amount of the EBITDA actually contributed by the sold business during the four most recent full fiscal quarters preceding the closing of the sale and the EBITDA achieved during the EBITDA Performance Period shall be reduced by the amount of the EBITDA actually achieved during such period by such sold business, in each case using allocations approved in good faith by the Compensation Committee.

(c) Co-Investment Opportunity. During the Term of this Agreement, and subject to compliance with applicable law and, for so long as any class of the Company’s securities is listed on The Nasdaq Stock Market, Inc., the Nasdaq Marketplace Rules, Employee shall be entitled to participate in any offerings by the Company of its equity securities in capital-raising transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), on substantially the same terms as other purchasers of such equity securities. The Company’s offering and issuance of equity securities, (i) pursuant to the ITC DeltaCom, Inc. Stock Incentive Plan or any other director or employee benefit plan, (ii) upon the conversion, exercise or exchange of outstanding warrants, preferred stock, convertible indebtedness or other similar rights or (iii) as consideration for the acquisition of any businesses or assets shall not be considered capital-raising transactions for purposes of this Section 5(c).

(d) Stockholders Agreements. To the extent that securities of the Company issued and outstanding at the consummation of the Debt Restructuring are subject to one or more stockholders agreements by and among the Company and certain of its stockholders which contain customary transfer restrictions and other customary terms and conditions relating to the governance of the Company, Employee agrees to execute and be bound by such stockholders agreement.

(e) Investment Representations. Employee represents to the Company that he (i) is an “accredited investor” as defined in Rule 501(a) under Regulation D of the Securities Act, (ii) is acquiring the Restricted Shares (including any PIK Shares) for investment purposes for his own account, and not as a nominee or agent, and not with a view to, or for sale in connection with, the distribution of all or any part of the Restricted Shares within the meaning of the Securities Act, and (iii) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of such investment in the Restricted Shares.

6. TERMINATION OF EMPLOYMENT.

(a) Without Cause; For Good Reason; Non-Extension of Term. If Employee’s employment is terminated (i) by the Company without Cause (as defined below), (ii) by Employee for Good Reason (as defined below) or (iii) as a result of a non-renewal of the Term of this Agreement by the Company, then Employee shall be entitled to receive within thirty (30) days following the date of termination of employment (the “Termination Date”) (i) all accrued but unpaid compensation, (ii) reimbursement of any outstanding business expenses for which Employee is entitled to be reimbursed, (iii) an amount equal to eighteen (18) months of Base Salary at the annual rate in effect on the Termination Date and (iv) and a pro rata portion of any Bonus payable in respect of the Fiscal Year in which the Termination Date occurs, assuming for purposes of this Section 6(a) that, if the Termination Date occurs in the Fiscal Year ending December 31, 2005 or December 31, 2006, the one hundred percent (100% ) target set forth in Exhibit A is achieved. In addition, all Time Vested Stock shall vest on the Termination Date to the extent not then vested. Furthermore, Employee shall be entitled to continue to participate in all health and welfare plans of the Company with no increase in cost to Employee as in effect on the Termination Date until the earlier of (i) eighteen (18) months following the Termination Date or (ii) the date on which Employee violates any of the provisions set forth in Section 7 hereof. The period for the required continuation coverage under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended (known as “COBRA”), shall be considered to begin on the Termination Date.

(b) Termination for Cause or Without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason, then Employee shall be entitled to receive within thirty (30) days following the Termination Date, a lump sum cash payment equal to all accrued but unpaid compensation and reimbursement of any outstanding business expenses for which Employee is entitled to be reimbursed. Employee shall forfeit to the Company any Restricted Shares that remain unvested as of the Termination Date.

(c) Execution of Release. As a condition to the Company’s obligation to pay any form of severance to Employee upon the termination of Employee’s employment with the Company, Employee shall, at the time of such termination, execute and deliver to the Company (and shall fail to revoke within such time periods as may be established by law) a full and unconditional release, in form and substance reasonably satisfactory to the Company, in favor of the Company and its subsidiaries, directors, officers and other affiliates of all obligations other than those set forth in this Agreement, provided that, if Employee terminates employment for Good Reason as a result of the Company’s failure to grant Restricted Shares as contemplated under Section 5(a) hereof, Employee shall not be required to release his rights with respect to the Restricted Shares.

7. DEFINITIONS.

(a) Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure arising from his disability), provided that Employee shall first have received a notice in writing from the Board specifying in reasonable detail the alleged failures and providing Employee a reasonable opportunity to cure such alleged failures; (ii) the Employee’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or moral turpitude or any felony; or (iii) any act of intentional dishonesty or intentional misconduct by Employee resulting in demonstrable harm to the Company.

(b) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (i) any directive by the Company requiring Employee to relocate more than fifty (50) miles from the Company’s corporate headquarters in effect as of the consummation of the Debt Restructuring; (ii) any reduction in Base Salary (except as permitted under Section 3(a) hereof), Bonus opportunity or Additional Bonus opportunity; (iii) the failure of Employee to be appointed or nominated for election to serve as a member of the Board; (iv) the failure by the Company to grant Restricted Shares as contemplated under Section 5(a) hereof; or (v) any material adverse change in Employee’s duties or responsibilities, provided that, with respect to each of clauses (i), (ii), (iii), (iv) and (v) above, Employee shall first have given written notice to the Board regarding such occurrence of Good Reason and the Company subsequently shall fail to remedy such occurrence of Good Reason within ten (10) days of receipt of such notice.

8. RESTRICTIVE COVENANTS.

(a) Non-Compete. During Employee’s employment with the Company and during the eighteen (18) month period commencing on the Termination Date, Employee shall not, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, compete with the Company or any of its subsidiaries or other controlled affiliates in any business in which any of them is engaged while Employee is employed with Company (such businesses are hereinafter referred to as the “Business”), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business. During the eighteen (18) month period commencing on the Termination Date, the restrictions imposed by this Section 8(a) shall not apply to any business in which the Company or its subsidiaries or other controlled affiliates were not engaged at the time of termination of Employee’s employment hereunder or to any geographic area in which the Company or its subsidiaries or other controlled affiliates were not engaged in the Business at the time of termination. Notwithstanding the foregoing, in the event that the Company breaches Section 6 hereof by failing to pay Employee any amounts that he is owed under such Section 6, then Employee shall not be bound by the provisions of this Section 8(a).

(b) Non-Solicitation.

(i)	During Employee’s employment with the Company and during the eighteen (18) month period commencing on the Termination Date, Employee shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its parents, subsidiaries or controlled affiliates to divert their business to any business, individual, partner, firm, corporation or other entity that is then a direct competitor of the Company or its parents, subsidiaries or affiliates (each such competitor, a “Competitor of the Company”).

(ii)	Employee recognizes that he will possess confidential information about other employees of the Company and its parents, subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company and its subsidiaries or their affiliates. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing their business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Employee agrees that, during Employee’s employment with the Company and during the eighteen (18) month period commencing on the Termination Date he shall not, directly or indirectly, solicit or recruit any employee of the Company or its parents, subsidiaries or affiliates for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he shall not convey any such confidential information or trade secrets about other employees of the Company and its parents, subsidiaries or affiliates to any other person. Notwithstanding the foregoing, in the event that the Company breaches Section 6 hereof by failing to pay Employee any amounts that he is owed under such Section 6, then Employee shall not be bound by the provisions of this Section 8(b).

(c) Confidentiality. “Confidential Information” shall mean non-public information about the Company and its parents, subsidiaries or affiliates, and their respective clients and customers, that is not disclosed by the Company or its parents, subsidiaries or affiliates for financial reporting purposes and that was learned or acquired by Employee in the course of his employment with the Company, including, without limitation, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes and records (including computer records) of the documents containing such Confidential Information.

(i)	Employee acknowledges that in his employment with the Company, he will occupy a position of trust and confidence. Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information.

(ii)	Employee acknowledges that all Confidential Information is specialized, unique in nature and of great value to the Company and its parents, subsidiaries or affiliates, and that such Confidential Information gives the Company and its parents, subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and its parents, subsidiaries or affiliates or prepared by Employee during the Term of this Agreement, but excluding documents relating to Employee own compensation and benefits.

(d) Non-Disparagement. Except as required by law, Employee shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize, disparage or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, the Company or any of its affiliates or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. Except as required by law, Employee further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of the Company or any of its affiliates. The provisions of this Section 8(d) shall continue through the Term of this Agreement and perpetually thereafter.

9. SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

10. SURVIVAL OF PROVISIONS. The obligations contained in Section 8 hereof shall, to the extent provided in Section 8 hereof, survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in Section 8 hereof is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

11. NOTICES. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed give if delivered by hand facsimile transmission or if mailed by first class mail, postage prepaid, to the last known address or facsimile transmission number of the recipient.

12. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of rules provisions thereof.

13. ASSIGNMENT. Neither this Agreement nor any rights or duties hereunder may be assigned by Employee or the Company without the prior written consent of the other, such consent not to be unreasonably withheld.

14. AMENDMENTS. No provisions of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing, signed by each party to this Agreement.

15. BINDING EFFECT. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

16. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. ARBITRATION. Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or Employee’s employment with the Company or termination thereof, shall be referred for arbitration in the City of Wilmington or the City of New York to a neutral arbitrator selected by Employee and the Company, and this shall be the exclusive and sole means for resolving such dispute.

18. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:	/s/ Randall E. Curran
Randall E. Curran

ITC DELTACOM, INC.

By:	/s/ J. Thomas Mullis
Name: J. Thomas Mullis
Title: Senior Vice President–Legal and Regulatory

EXHIBIT A

EBITDA BONUS TARGETS

If the EBITDA is for Fiscal Year Ending 12/31/05

Bonus % of Base Salary
Below $60 million	0%
$60+ million - $70 million	25%
$70+ million - $75 million	50%
$75+ million - $80 million	75%
$80+ million	100%

If the EBITDA is for Fiscal Year Ending 12/31/06

Bonus % of Base Salary
Below $75 million	0%
$75+ million - $80 million	25%
$80+ million - $85 million	50%
$85+ million - $95 million	75%
$95+ million	100%

Notes:

•	If, for either Fiscal Year, EBITDA (as defined in Section 5(b)) minus capital expenditures (as reflected in the Company’s financial statements in accordance with generally accepted accounting principles consistently applied) is less than 50% of EBITDA, the bonus percentage shown above for any amount of EBITDA shall be reduced by one level.

•	To achieve any target bonus level for the Fiscal Year ending December 31, 2006, EBITDA for such Fiscal Year must exceed EBITDA for the Fiscal Year ending December 31, 2005.

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